United States                    OMB APPROVAL
            SECURITIES AND EXCHANGE COMMISSION
                  Washington, D.C. 20549            OMB Number 3235-0167
                         FORM 15                    Expires: October 31, 2004
                                                    Estimated average burden
                                                    hours per response .... 1.50




            CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
                 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                Commission File Number: 0-7704


                                     Refac
            (Exact name of registrant as specified in its charter)


                                115 River Road
                       Edgewater, New Jersey 07020-1099
                                (201) 943-4400
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                    Common Stock, par value $0.10 per share
           (Title of each class of securities covered by this Form)


                   Common Stock, par value $0.001 per share
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


       Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i)    |X|              Rule 12h-3(b)(1)(i)   |X|
           Rule 12g-4(a)(1)(ii)   | |              Rule 12h-3(b)(1)(ii)  | |
           Rule 12g-4(a)(2)(i)    | |              Rule 12h-3(b)(2)(i)   | |
           Rule 12g-4(a)(2)(ii)   | |              Rule 12h-3(b)(2)(ii)  | |
                                                   Rule 15d-6            | |

Approximate number of holders of record as of the certification or notice date: 0 (None)

Pursuant to the requirements of the Securities Exchange Act of 1934, Refac has caused this certification/notice to signed on its behalf by the undersigned duly authorized person.


                                       REFAC


Date:  February 28, 2003               By:/s/ Robert L. Tuchman
                                          -----------------------------
                                          Name:  Robert L. Tuchman
                                          Title: President and CEO

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.